Key Energy Group, Inc.
                          Two Tower Center, 10th Floor
                           East Brunswick, New Jersey



                                                   July 1, 1996

Mr. D. Kirk Edwards
c/o Odessa Exploration Incorporated
6010 Highway 191, Suite 210
Odessa, Texas 79762


                              EMPLOYMENT AGREEMENT
                               (this "Agreement")

Dear Mr. Edwards:

     Key Energy Group, Inc., a Maryland corporation (the "Company"), with its principal offices at the address set forth above, and you, an individual with your business address set forth above, agree as follows:
1.       Employment; Term

     (a) The Company agrees to employ you, and you accept employment by the Company, as an Executive Vice President of the Company and the President and Chief Executive Officer of Odessa Exploration Incorporated, a Delaware
corporation and wholly- owned subsidiary of the Company ("Odessa"). Your employment will commence effective as of July 1, 1996 (the "Commencement Date") and continue until the close of business on June 30, 1999, subject to extension as provided in this Section 1(a), unless sooner terminated in accordance with this Agreement (the "Initial Employment Period"). On each July 1, commencing with July 1, 1999, the term of your employment will be automatically extended for a period of twelve (12) months unless either you or the Company gives written notice to the other, no later than thirty (30) days prior to the relevant July 1, that such automatic extension shall not occur. The Initial Employment Period, together with any extensions, until termination in accordance herewith is referred to herein as the "Employment Period."

     (b) You will have the usual duties of an Executive Vice President and those duties of Vice President set forth in the Company's bylaws and will be responsible, subject to the further direction of the President and Chief Executive Officer of the Company and the Board of Directors of the Company (the "Board"), for participating in the management and direction of the Company's business and operations. You will, if

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     elected,  serve as a  director  of the  Company  and as an  officer  and/or director of the Company and its subsidiaries and perform all duties incident to such offices and such specific other tasks as may from time to time be assigned to you by the President and Chief Executive Officer of the Company or the Board. During the Employment Period, you will devote your full time and best efforts to the business and affairs of the Company and its subsidiaries.

2.       Salary; Bonuses; Expenses

     (a) During the Employment Period, the Company will pay a salary to you at the annual rate of One Hundred Sixty-Five Thousand Dollars ($165,000) per year (the "Base Salary"), payable in substantially equal installments in accordance with the Company's existing payroll practices, but no less frequently than monthly.

     (b) For each fiscal year of the Company commencing after June 30, 1996, you shall be eligible to participate in an incentive plan for the Company's executives, key employees and other persons involved in the business of Key and its subsidiaries (the "Incentive Plan") and in the Key Energy Group, Inc. 1995 Stock Option Plan (the "1995 Stock Option Plan"). Under the Incentive Plan, you shall be eligible to earn a cash bonus, payable within ninety (90) days after each fiscal year end, of up to thirty percent (30%) of your Base Salary, such amount to be determined by the Board based upon the level of achievement of certain goals to be mutually established by you and the President of the Company (subject to Board approval).

     (c) You will be reimbursed by the Company for reasonable travel, lodging, meal and other expenses incurred by you in connection with performing your services hereunder in accordance with the Company's policies from time to time in effect.

     (d) Subject to the provisions of this Section 2(d), during the Employment Period in the event that Odessa organizes a drilling program, you shall be granted (i) a carried 4.5% net working interest after payout to investors in any properties utilized by such program which you have been actively involved in locating and (ii) a carried 4.5 % net working interest after payout to investors in any workover (that you were actively involved in identifying) of an existing well that was not previously producing that results in additional production from a new zone located as a result of the workover activities. Such grants shall be irrevocable notwithstanding your termination hereunder for any reason (including termination for Cause) and shall be effective, with respect to a specific well, as of the date on which the specific drilling program or workover activity, as the case may be, involving such well has been approved in writing by the Board or the President of the Company.

     (e) You shall be granted, effective as of January 1, 1997, a 10% working interest in the Acquired Wells (defined below), such grant to be irrevocable notwithstanding your

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     termination hereunder for any reason (including termination for Cause). The term "Acquired Wells" means those five (5) deep gas wells located in West Texas in which an approximately 50% working interest was acquired by the predecessor of Odessa from Oryx Energy Company.

     3. Stock Options. You have previously been granted options to acquire shares of the Common Stock, par value $.10 per share, of the Company (the "Common Stock") pursuant to the 1995 Stock Option Plan and subject to the terms and provisions (including vesting provisions) of the those certain Stock Option Agreements dated as of July 6, 1995 (the "Option Agreements") by and between you and the Company, which agreements and plan shall remain in full force and effect unaffected by the execution and delivery of this Agreement; provided, however, that the Option Agreements have been amended by that certain letter agreement executed and delivered in connection herewith, a copy of which is attached hereto as Exhibit A.

     4. Benefit Plans; Vacations. You will be entitled during the Employment Period (and thereafter to the extent provided in Section 5(d) hereof) to the following: (i) not less than twenty (20) vacation days, (ii) a Company owned or leased automobile and payment of expenses associated therewith (such expenses, including insurance and amortized over 36 months, not to exceed $1,000 per month), (iii) payment by the Company of all costs (including all initiation and membership fees and all annual or other periodic fees) associated with maintaining a membership in one private country club, golf club, tennis club or similar club or association for business use selected by you and approved by the Board (such costs not to exceed $5,000 per year), (iv) a life insurance policy providing for the payment of $500,000 to your designated beneficiary, and (v) such other fringe benefits, including, without limitation, group medical and dental, life, executive life, accident and disability insurance, retirement plans and supplemental and excess retirement benefits as the Company may provide from time to time for its senior management.


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5.       Termination

     (a) Termination upon Death; Termination by Company. If you should die during the Employment Period, the Company shall have no further obligations to your estate under this Agreement other than payment of the amounts, if any, owed to you under Section 2(a) and 2(c) hereof through the date of death. The Company shall have the right to terminate your employment under this Agreement for Cause (defined below) at any time without obligation to make any further payments to you hereunder (other than amounts owed under Section 2(a) and 2(c) hereunder through the date of termination). The Company shall have the right to terminate your employment for any reason other than for Cause (including for Disability as provided in Section 5(b) hereof) with no further obligations hereunder except as provided in Section 5(d) hereof. As used in this Agreement, the term"Cause" shall mean the willful and continued failure by you to substantially perform your duties hereunder (other than any such wilful or continued failure resulting from your incapacity due to physical or mental illness or physical injury), or the willful engaging by you in misconduct which is materially injurious to the Company, monetarily or otherwise, or your conviction of a felony by a court of competent jurisdiction.

     (b) Termination by the Company or the Employee for Disability. If you become totally and permanently disabled during the Employment Period so that you are unable to perform your obligations hereunder by reasons involving physical or mental illness or physical injury ("Disability"), then the term of your employment hereunder may be terminated by either you or the Company; provided, however, that in the event you elect to terminate your employment for Disability pursuant to this Section 5(b), the Company may require, before becoming subject to the obligations set forth in Section 5(d) hereof, that a physician mutually agreed to by you and the Company (such agreement not to be unreasonably withheld), based upon a physical and/or mental examination of you, concurs that a Disability exists pursuant to the terms of this Agreement and delivers a written opinion to the Company to such effect (such condition being referred to elsewhere herein as the "Examination Condition").

     (c) Termination by the Employee. You may terminate your employment for Disability as provided in Section 5(b) hereof, in which event the Company shall have no further obligations to you hereunder except as provided in Section 5(d) hereof. Subject to the provisions of this Section 5(c), you may terminate your employment for Good Reason (defined below) at any time during the Employment Period by providing the Company with at least thirty (30) days' written notice, in which event the Company shall have no further obligations to you hereunder except as provided in Section 5(d) hereof. As used in this Agreement, the term "Good Reason" shall mean (i) a material adverse change in your functions, duties, authority and responsibilities as the President and Chief Executive Officer of Odessa; (ii) a material breach by the Company of its obligations under this Agreement, which breach has not been cured within fifteen (15)

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     days  following the  Company's  receipt of notice from you of such material breach; or (iii) a change of control (as defined in the 1995 Stock Option Plan) of the Company or Odessa (a "Change of Control"). Notwithstanding the foregoing provisions of this Section 5(c), you may terminate your employment for Good Reason pursuant to clause (iii) of the immediately preceding sentence only during the period beginning on the 12-month anniversary of the effective date of the Change of Control and ending on the 18-month anniversary of the effective date of such Change of Control. You may terminate your employment for any reason other than for Disability or Good Reason by providing the Company with at least thirty (30) days' written notice, in which event the Company shall have no further obligations to you under this Agreement other than payment of the amounts, if any, owed to you under Section 2(a) and 2(c) hereof through the date of termination.

     (d) Severance Compensation. In the event your employment hereunder is terminated (i) by you for Disability only if Examination Condition is met or waived, (ii) by you for Good Reason, (iii) by the Company other than for Cause or (iv) automatically as a result of the Company's providing notice to you that automatic extension of the Employment Period shall not occur, you will be entitled to:

     (1) receive severance compensation at your Base Salary at the monthly rate in effect on the termination date, payable in arrears, during the period expiring twenty-four (24) months after the termination date, commencing at the end of the calendar month in which the termination date occurs; and

     (2) receive the benefits specified in Section 4 hereof during the period expiring on the earlier of (i) twenty-four (24) months after the termination date and (ii) the date on which you commence full-time employment with another employer;

     provided, however, that (A) in the event your employment should be terminated by the Company other than for Cause following a Change of Control or in anticipation of a Change of Control, the severance compensation referred to in clause (1) above shall be paid in one lump sum on the date of such termination, and (B) in the event your employment should be terminated by the Company as a result of Disability in accordance with Section 5(b) above, then the severance compensation referred to in clause (1) above shall be reduced by the amount of any disability insurance proceeds actually paid to you or for your benefit during the said time period.

     6. Limitation on Competition. During the Employment Period, and for such period thereafter as you are entitled to receive severance compensation under this Agreement (or if you are not entitled to receive severance compensation under this Agreement, for a period of one year after your termination; or if you are entitled to receive severance compensation in one lump sum payment, for a period of two years after your termination), you shall not, directly or

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     indirectly,  without the prior written consent of the Company,  participate or engage in, whether as a director, officer, employee, advisor, consultant, stockholder, partner, joint venturer, owner or in any other capacity, any business engaged in the business of furnishing oilfield services (a "Competing
Enterprise");   provided,   however,   that  you  shall  not  be  deemed  to  be
participating or engaging in any such business solely by virtue of your ownership of not more than five percent of any class of stock or other securities which is publicly traded on a national securities exchange or in a recognized over-the-counter market; and, for that same period of time, you shall not, directly or indirectly, solicit, raid, entice or otherwise induce any employee of the Company or any of its subsidiaries to be employed by a Competing Enterprise.

     7. Termination of Prior Agreement. Effective as of the Commencement Date, that certain Employment Agreement dated July 20, 1993 (the "Prior Agreement") by and between you and the Company is terminated and of no further force or effect. You also acknowledge and consent to the termination of the Company's Stock Grant Plan adopted by the Board on September 27, 1993 (the "1993 Plan") and hereby waive, release and relinquish all rights, if any, to receive shares of Common Stock pursuant to the 1993 Plan.

     If this Agreement correctly sets forth your understanding of the agreement between the Company and you, please indicate your agreement hereto by signing this Agreement in the space for that purpose below.

                                                     KEY ENERGY GROUP, INC.

                                                     By:
                                                     Francis D. John, President
ACCEPTED AND AGREED:


D. Kirk Edwards



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